UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-12G/A
(Amendment No. 1)

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

LIVE CURRENT MEDIA INC.
(Exact name of registrant as specified in its charter)

Nevada	88-0346310
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1130 Pender Street – Suite 820
Vancouver, BC Canada	V6E 4A4
(Address of principal executive offices)	(Zip Code)

(604) 648-0500
Registrant’s telephone number

Securities to be registered under Section 12(b) of the Exchange Act:

Title of each class to be so registered	Name of exchange on which each class is to be registered.
NONE.	N/A

Securities to be registered under Section 12(g) of the Exchange Act:

Common Stock, $0.001 par value

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This Amendment No. 1 to Live Current Media Inc.’s (the “Company”) Registration Statement on Form 10 filed on February 1, 2018 (the “Registration Statement”) is being filed for the purpose of including the Company’s audited financial statements for the years ended December 31, 2016 and December 31, 2015 and the Company’s unaudited financial statements for the interim periods ended September 30, 2017 and September 30, 2016. Other than as set forth in this Amendment No. 1, the information contained in the Registration Statement filed on February 1, 2018 remains unchanged.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

1.	Audited financial statements for the fiscal years ended December 31, 2016, including:

(a)	Report of Independent Registered Accounting Firm;

(b)	Consolidated Balance Sheet for the years ended December 31, 2015 and 2016;

(c)	Consolidated Statements of Operations for the years ended December 31, 2015 and 2016;

(d)	Consolidated Statements of Cash Flows for the years ended December 31, 2015 and 2016;

(e)	Consolidated Statements of Stockholders’ Equity; and

(f)	Notes to the Financial Statements.

2.	Unaudited financial statements for the Nine Month Period Ended September 30, 2017, including:

(a)	Consolidated Balance Sheet for the Nine Month Period Ended September 30, 2017;

(b)	Consolidated Statements of Operations for the Nine Month Period Ended September 30, 2017 and 2016;

(c)	Consolidated Statements of Cash Flows for the Nine Month Period Ended September 30, 2017 and 2016;

(d)	Consolidated Statements of Stockholders’ Equity; and

(e)	Notes to the financial Statements

LIVE CURRENT MEDIA INC.

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Live Current Media Inc.

We have audited the accompanying consolidated balance sheets of Live Current Media Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, cash flows and stockholders’ equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of Live Current Media Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring losses and further losses are anticipated. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ DMCL LLP

DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, Canada
November 29, 2017

LIVE CURRENT MEDIA INC.
`CONSOLIDATED BALANCE SHEETS
(expressed in US dollars)

	December 31,	December 31,
	2016	2015

ASSETS
Current assets
Cash	$1,149,555	$1,650,303
Receivable	5,435	5,322
Prepaid expenses	-	18,799
	1,154,990	1,674,424
Non-current assets
Intangible assets	304,885	335,083
	$1,459,875	$2,009,507

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$436,038	$566,103
Due to shareholders of Auctomatic	17,029	16,822
	453,067	582,925
Stockholders' equity
Capital stock
Authorized: 500,000,000 common shares, par value $0.001 per share Issued and outstanding: 34,837,625 common shares (37,860,500 at December 31, 2015)	34,838	37,861
Additional paid in capital	18,257,563	18,254,540
Accumulated deficit	(17,285,593)	(16,865,819)
	1,006,808	1,426,582
	$1,459,875	$2,009,507

The accompanying notes are an integral part of these consolidated financial statements

LIVE CURRENT MEDIA INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(expressed in US dollars)

	For the years ended
	December 31,	December 31,
	2016	2015
General and administrative expenses

General and administrative	$76,956	$43,024
Professional fees	325,065	320,532

Loss from operations	(402,021)	(363,556)

Gain on sale of domain names	206,764	5,000
Litigation settlement	(225,000)	-
Interest Income	1,396	1,779
Interest expense	(207)	(207)
Other income	112	10,438
Foreign exchange	(818)	5,402
	(17,753)	(22,412)

Net loss for the year	$(419,774)	$(341,144)

Basic and diluted loss per share	$(0.01)	$(0.01)

Weighted average number of basic common shares outstanding	37,164,825	37,860,500

The accompanying notes are an integral part of these consolidated financial statements

LIVE CURRENT MEDIA INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(expressed in US dollars)

	For the years ended
	December 31, 2016	December 31, 2015

Cash flows used in operating activities
Net loss for the year	$(419,774)	$(341,144)
Non-cash items
Gain on sale of domain names	(206,764)	(5,000)
Accrued interest	207	207
Changes in non-cash working capital items
Receivable	(113)	(1,985)
Prepaid expenses	18,799	2,271
Accounts payable and accrued liabilities	(130,065)	84,830
Cash used in operating activities	(737,710)	(260,821)

Cash flows used in investing activities
Proceeds from the disposition of domain names	236,962	5,000
Cash provided by investing activities	236,962	5,000

Change in cash	(500,748)	(255,821)
Cash, beginning of year	1,650,303	1,906,124
Cash, end of year	$1,149,555	$1,650,303

The accompanying notes are an integral part of these consolidated financial statements

LIVE CURRENT MEDIA INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(expressed in US dollars)

	Common Stock		Additional		Total
	Number		Paid In	Accumulated	Stockholders'
	of Shares	Amount	Capital	Deficit	Equity
Balance, December 31, 2014	37,860,500	$37,861	$18,254,540	$(16,524,675)	$1,767,726

Net loss for the year	-	-	-	(341,144)	(341,144)
Balance, December 31, 2015	37,860,500	37,861	18,254,540	(16,865,819)	1,426,582
Cancellation of common shares	(3,022,875)	(3,023)	3,023	-	-
Net loss for the year	-	-	-	(419,774)	(419,774)
Balance, December 31, 2016	34,837,625	$34,838	$18,257,563	$(17,285,593)	$1,006,808

The accompanying notes are an integral part of these consolidated financial statements

LIVE CURREN TMEDIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

1.	NATURE AND CONTINUANCE OF OPERATIONS

Live Current Media Inc. (the “Company” or “Live Current”) was incorporated under the laws of the State of Nevada on October 10, 1995 under the name “Troyden Corporation” and changed its name on August 21, 2000 from Troyden Corporation to “Communicate.com Inc.”. On May 30, 2008, the Company changed its name from Communicate.com Inc. to Live Current Media Inc. after obtaining the shareholders’ approval to do so at the annual general meeting in May 2008.

The Company’s wholly owned principal operating subsidiary, Domain Holdings Inc. (“DHI”), was incorporated under the laws of British Columbia on July 4, 1994 under the name “IMEDIAT Digital Creations Inc.”. On April 14, 1999, IMEDIAT Digital Creations, Inc. changed its name to “Communicate.com Inc.” and was re-domiciled from British Columbia to the jurisdiction of Alberta. On April 5, 2002, Communicate.com Inc. changed its name to Domain Holdings Inc.

On March 13, 2008, the Company incorporated a wholly owned subsidiary in the state of Delaware, Communicate.com Delaware, Inc. On April 21, 2010, the Company changed the name of Communicate.com Delaware, Inc. to Perfume.com Inc. (Perfume Inc.).

Through DHI, the Company builds consumer Internet experiences around its portfolio of domain names. DHI’s current business strategy is to develop, or to seek partners to develop, its domain names to include content, commerce and community applications.

On June 4, 2014, a judge in Reno, Nevada ordered a receiver to take charge of the Company’s business. On May 4, 2017 the court in Washoe County Nevada discharged the company from receivership.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As of December 31, 2016, the Company has not achieved profitable operations, has incurred recurring losses in developing its business, and further losses are anticipated. The Company has an accumulated deficit of $17,285,593. The Company’s ability to continue as a going concern is dependent upon its ability to obtain the necessary financing to further develop its business. To date, the Company has funded operations through the issuance of capital stock and debt. Management plans to continue raising additional funds through equity or debt financings and loans from directors. There is no certainty that further funding will be available as needed. These factors raise substantial doubt about the ability of the Company to continue operating as a going concern. The ability of the Company to continue its operations as a going concern is dependent upon its ability to raise sufficient new capital to fund its operating commitments and ongoing losses and ultimately on generating profitable operations. The financial statements do not include any adjustments to be recorded to assets or liabilities that might be necessary should the Company be unable to continue as a going concern.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States (“US GAAP’), and are expressed in United States dollars.

Basis of Presentation

These consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances have been eliminated on consolidation.

LIVE CURRENT MEDIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions. The Company bases its estimates and assumptions on current facts, historical experience and various other factors it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Cash and cash equivalents

All highly liquid investments, with an original term to maturity of three months or less are classified as cash and cash equivalents. Cash and cash equivalents are stated at cost which approximates market value.

Intangible Assets not subject to amortization

Intangible assets not subject to amortization consist of direct navigation domain names. While the domain names are renewed annually, through payment of a renewal fee to the applicable registry, the Company has the exclusive right to renew these names at its option. The Company has determined that there are currently no legal, regulatory, contractual, economic or other factors that limit the useful life of these domain names on an aggregate basis and accordingly treat the portfolio of domain names as indefinite life intangible assets.

The Company reviews individual domain names in the portfolio for potential impairment throughout the fiscal year in determining whether a particular URL should be renewed. Impairment is recognized for names that are not renewed. The Company performs an annual assessment of the portfolio of domain names on an aggregate basis to determine whether it is more likely than not that the fair market value of the portfolio of domain names was less than the carrying amount. When it is determined that the fair value of the portfolio is less than the carrying amount, impairment is recognized

Foreign Currency Translation

The Company’s functional currency is the US dollar and reporting currency is the United States dollar. The Company translates assets and liabilities to US dollars using year-end exchange rates, stockholders’ deficit accounts are translated at historical exchange rates, and translates revenues and expenses using average exchange rates during the period. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the Statement of Operations.

LIVE CURRENT MEDIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income taxes

The Company follows the liability method of accounting for income taxes. Under this method, current income taxes are recognized for the estimated income taxes payable for the current year. Deferred income tax assets and liabilities are recognized in the current year for temporary differences between the tax and accounting basis of assets and liabilities as well as for the benefit of losses available to be carried forward to future years for tax purposes. Deferred income tax assets and liabilities are measured using tax rates and laws expected to apply in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred income tax assets and liabilities is recognized in operations in the year of change. A valuation allowance is recorded when it is “more likely-than-not” that a deferred tax asset will not be realized. Deferred tax assets and deferred tax liabilities, along with any associated valuation allowance, are offset and shown in the financial statements as a single noncurrent amount when these items arise within the same tax jurisdiction.

The Company and its subsidiaries are subject to U.S. federal income tax and Canadian income tax, as well as income tax of multiple state and local jurisdictions. Based on the Company’s evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements.

Share Based Payments

The Company accounts for all stock-based payments and awards under the fair value based method. The Company accounts for the granting of stock options to employees using the fair value method whereby all awards to employees will be measured at fair value on the date of the grant. The fair value of all stock options are expensed over their vesting period with a corresponding increase to additional paid-in capital. Upon exercise of stock options, the consideration paid by the option holder, together with the amount previously recognized in additional paid-in capital is recorded as an increase to share capital. Stock options granted to employees are accounted for as liabilities when they contain conditions or other features that are indexed to other than a market, performance or service condition. Stock-based payments to non-employees are measured at the fair value of the consideration received, or the fair value of the equity instruments issued, or liabilities incurred, whichever is more reliably measurable. The fair value of stock-based payments to non-employees is periodically re-measured until the counterparty performance is complete, and any change therein is recognized over the vesting period of the award and in the same manner as if the Company had paid cash instead of paying with or using equity based instruments. The fair value of the stock-based payments to non-employees that are fully vested and non-forfeitable as at the grant date are measured and recognized at that date.

Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company assesses forfeiture rates for each class of grantees; executive management and directors, corporate directors, and general staff members. Executive management and directors are relatively few in number and turnover is considered remote, therefore the Company estimates forfeitures for this class of grantees to be 10%. Corporate directors are high level senior staff members with a forfeiture rate of 25% and general staff members have a higher forfeiture rate due to higher average turnover rates at 35%. Estimate of forfeitures is reviewed on an annual basis. Stock-based compensation is expensed on a straight-line basis over the requisite service period.

The Company uses the Black-Scholes option pricing model to calculate the fair value of stock options. The use of the Black-Scholes option pricing model requires management to make assumptions with respect to the expected term of the option, the expected volatility of the common stock consistent with the expected term of the option, risk-free interest rates, the value of the common stock and expected dividend yield of the common stock. Changes in these assumptions can materially affect the fair value estimate.

LIVE CURRENT MEDIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value of Financial Instruments

The estimated fair values for financial instruments are determined based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The estimated fair value of cash, receivable, accounts payable and amounts due to shareholders of Auctomatic approximate their carrying value due to the short-term nature of those instruments.

ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities;

Level 2 – Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable; and

Level 3 – Unobservable inputs that are supported by little or no market activity, there for requiring an entity to develop its own assumptions about the assumption that market participants would use in pricing.

The Company had no Level 3 assets or liabilities required to be recorded at fair value on a recurring basis in accordance with US GAAP as at December 31, 2016 and 2015.

Basic and Diluted Income (Loss) per Share

Earnings or loss per share (“EPS”) is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income (loss) by the weighted-average of all potentially dilutive shares of the common stock that were outstanding during the years presented. The treasury stock method is used in calculating diluted EPS for potentially dilutive stock options and share purchase warrants, which assumes that any proceeds received from the exercise of in-the-money stock options and share purchase warrants, would be used to purchase common shares at the average market price for the period.

Recent Accounting Pronouncements

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable) and to provide related footnote disclosures. The ASU provides guidance to an organization’s management, with principles and definitions that are intended to reduce diversity in the timing and content of disclosures that are commonly provided by organizations today in the financial statement footnotes. The ASU is effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016, which for the Company is April 1, 2017. Early adoption is permitted. The adoption of this standard did not have a material impact on the Company’s financial position or results of operations.

LIVE CURRENT MEDIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements (continued)

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This ASU is effective for annual periods beginning after December 15, 2018 and interim periods within fiscal years beginning after December 15, 2019. ASU No 2016-15 addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The adoption of this standard will not have a material impact on the Company’s financial position or results of operations.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the SEC did not, or are not believed by management to, have a material impact on the Company's present or future financial position, results of operations or cash flows.

3.	DUE TO SHAREHOLDERS OF AUCTOMATIC

The Company acquired Entity, Inc., commonly referred to as “Auctomatic”, on May 22, 2008, through an agreement and plan of merger dated March 25, 2008. The consideration for the acquisition was $2 million cash (minus assumed liabilities of $152,305) and 1,000,007 shares of the Company’s common stock at a deemed price of $3 per share, all payable pro rata to the eighteen Auctomatic shareholders in stages:

•	$1,046,695 on closing (paid)
•	340,001 shares on closing (issued)
•	$800,000 on May 22, 2009
•	246,402 shares, issued at closing but distributable one-third at a time on each of May 22, 2009, 2010 and 2011 (issued)
•	413,604 shares issuable pro rata to the three Auctomatic founders one-third at a time on each of May 22, 2009, 2010 and 2011 subject to their being employed on the payment date

There were 91,912 shares were issued pro rata to the two founders who were employed on May 22, 2009. One of the Auctomatic founders resigned during the first quarter of 2009 and forfeited his right to 137,868 founders’ shares. The remaining two founders terminated their employment by agreement in August 2009 and forfeited their rights to the total of 183,824 shares of the Company’s common stock that were due to be issued to them in each of May 2010 and 2011.

The payment terms for the cash consideration payable on May 22, 2009, were renegotiated in 2009 and again in 2010 resulting in promissory notes being issued to twelve of the eighteen Auctomatic shareholders: five of the notes (Convertible Notes to Shareholders of Auctomatic) were convertible to shares of the Company’s common stock and bore interest at the rate of 10% per annum; seven of the notes (Non-Convertible Notes to Shareholders of Auctomatic) were not convertible and bore interest at the rate of 8% per annum. The six Auctomatic shareholders who opted not to participate in the Non-Convertible and Convertible share offer continued to hold debt in the Company payable on May 22, 2009 with no interest accruing (see Due to Shareholders of Auctomatic below).

During the first quarter of 2013 the Company and most of the Auctomatic note and debt holders agreed to settle the outstanding debt. The Company paid $172,844 to settle debt of $508,006, which included principal and interest, resulting in a gain on the settlement of debt in the amount of $335,162.

LIVE CURRENT MEDIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

3.	DUE TO SHAREHOLDERS OF AUCTOMATIC (continued)

The breakdown of the amounts due to the Shareholders of Auctomatic at December 31, 2016 follows below:

Due to shareholders’ of Auctomatic, December 31, 2016 and 2015	$13,193
Non-convertible notes payable to shareholders of Auctomatic:
Balance, December 31, 2014	3,422
Accrued interest	207
Balance, December 31, 2015	3,629
Accrued interest	207
Balance, December 31, 2016	3,836
$17,029

4.	CONTINGENCIES

The Company was involved in a number of law suits involving its former CEO, C. Geoffrey Hampson as described below:

•

On May 14, 2010, David Jeffs and Richard Jeffs (plaintiffs) filed a complaint in the Circuit Court of Cook County, Illinois, County Department, Chancery Division in which they, derivatively on behalf of the Company, sued C. Geoffrey Hampson, James Taylor, Mark Benham and Boris Wertz (defendants) and Live Current (nominal defendant). On October 22, 2010, the Company took over as plaintiff in the complaint. The Company alleges, among other matters, that (i) the defendant members of the board of directors breached their fiduciary duties of loyalty, trust, good faith and due care by failing to properly supervise Mr. Hampson, and (ii) that Mr. Hampson breached his fiduciary duties and his employment agreement and defrauded the Company by failing to devote the time necessary to manage the Company’s business and failing to disclose to the board of directors his activities relating to other businesses. The Company sought compensatory damages of no less than $50,000,000, punitive damages, and attorney’s fees and other costs of bringing the action. The complaint against Messrs. Hampson, Taylor, Benham and Wertz was stayed in Illinois pending the outcome of arbitration, detailed below, commenced by C. Geoffrey Hampson against the Company on January 28, 2011 in British Columbia. The May 14, 2010 complaint filed in Illinois was stayed pending the conclusion of the arbitration.

•

On January 26, 2011, C. Geoffrey Hampson, the Company’s former CEO, filed a third-party complaint in the Circuit Court of Cook County, Illinois, against Live Current. The claim sought indemnification to cover the costs for the former CEO for his costs of defending a defamation suit filed against him during his time as CEO of the Company.

•

On January 28, 2011, C. Geoffrey Hampson initiated arbitration in British Columbia seeking severance pay and expenses of $300,698. The claim is subject to arbitration as set out in his employment agreement.

•

On June 18, 2013, , the Company, David Jeffs, Messrs. Geoffrey and Christopher Hampson and Hampson Equities agreed to a global binding arbitration to take place in Las Vegas, Nevada to resolve all of the outstanding lawsuits and arbitration involved in the dispute. The arbitration took place in October of 2013.

•

On June 4, 2014, the arbitrator delivered his findings. As a result of the arbitration, C. Geoffrey Hampson was ordered to repay the Company $297,747 and the arbitrator ordered a receiver to be put in charge of the assets of the Company to determine whether or not the Company should be dissolved

LIVE CURRENT MEDIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

4.	CONTINGENCIES (continued)

•

On February 16, 2016, the appointed receiver of the Company negotiated a final settlement and mutual release with C. Geoffrey Hampson in which the Company agreed to pay a sum of $225,000 in full and final settlement of the disputes between C. Geoffrey Hampson and the Company. The release absolutely and unconditionally releases, acquits and forever discharges the Company, from any and all claims for relief, actions, suits, damages, debts, liabilities, judgments, executions and other claims of every kind and nature whatsoever.

On March 9, 2000, a former chief executive officer of DHI commenced a legal action against DHI for wrongful dismissal and breach of contract. He is seeking, at a minimum, 18.39% of the outstanding shares of DHI, specific performance of his contract, special damages of approximately $30,000, aggravated and punitive damages, interest and costs. On June 1, 2000, DHI filed a defense and counterclaim claiming damages and special damages for breach of fiduciary duty and breach of his employment contract. The plaintiff has taken no further action.

5.	SHARE CAPITAL

On August 10, 2016, in connection with the settlement reached with the Company’s former CEO (Note 4), there were 3,022,875 common shares returned to treasury and subsequently cancelled.

The Company used the par value method to record this share cancellation whereby the par value of the shares cancelled totaling $3,023 was deducted from share capital with a corresponding increase in additional paid-up capital.

Stock options

The board of directors and stockholders approved the 2007 Stock Incentive Plan and adopted it on August 21, 2007 (the “Plan”). The Company has reserved 5,000,000 shares of its common stock for issuance to directors, employees and consultants under the Plan. The Plan is administered by the board of directors. Vesting terms of the options range from the date on which the options are granted to five years from the date of grant; and no options can be exercisable for a period of more than ten years.

At December 31, 2016, no options are outstanding (December 31, 2015 – no options outstanding).

6.	INCOME TAXES

The Company is subject to United States federal income taxes at an approximate rate of 35%. The reconciliation of the provision for income taxes at the United States federal statutory rate compared to the Company’s income tax expense as reported is as follows:

		December		December
		31, 2016		31, 2015
	$		$

Loss before income taxes		(419,774)		(341,144)

Statutory tax rate		35%		35%
Expected recovery of income taxes computed at statutory rates		(147,000)		(119,000)
Reconciliation of tax rates and other		(19,000)

Change in valuation allowance		166,000		119,000

Provision for income taxes		-		-

LIVE CURRENT MEDIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

6.	INCOME TAXES (continued)

The significant components of deferred income tax assets at December 31, 2016 and December 31, 2015 are as follows:

	December	December
	31, 2016	31, 2015

Deferred income tax assets:
Net operating losses	2,647,000	2,481,000
Intangible assets	(79,000)	(79,000)
	2,568,000	2,402,000
Valuation allowance	(2,568,000)	(2,402,000)

Deferred income tax assets, net	-	-

At December 31, 2016, the Company had accumulated non-capital loss carry-forwards of approximately $7,700,000 that expire from 2025 through 2036.

The potential future tax benefits of these expenses and losses carried-forward have not been reflected in these financial statements due to the uncertainty regarding their ultimate realization.

Tax attributes are subject to review, and potential adjustment by tax authorities.

7.	SUBSEQUENT EVENTS

On January 11, 2017, the court in Washoe County Nevada entered an order terminating the receiver’s possession of assets of the Company resulting in the operations of the Company being returned to the directors of the company.

LIVE CURRENT MEDIA INC.

CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017

(Unaudited)

LIVE CURRENT MEDIA INC.
CONSOLIDATED BALANCE SHEETS
Expressed In U.S. Dollars

	September 30, 2017
	(unaudited)	December 31, 2016
ASSETS
Current
Cash and cash equivalents	$861,279	$1,149,555
Accounts receivable	5,435	5,435
Total current assets	866,714	1,154,990

Intangible assets	267,385	304,885
Total Assets	$1,134,099	$1,459,875

LIABILITIES
Current
Accounts payable and accrued liabilities	$185,550	$436,038
Due to shareholders of Auctomatic	17,184	17,029
Total current liabilities	202,734	453,067

STOCKHOLDERS' EQUITY
Common stock
Authorized: 500,000,000 common shares, $0.001 par value Issued and outstanding: 34,837,625 common shares (December 31, 2016–34,837,625)	34,838	34,838
Additional paid–in-capital	18,257,563	18,257,563
Accumulated deficit	(17,361,036)	(17,285,593)
	931,365	1,006,808
Total Liabilities and Stockholders' Equity	$1,134,099	$1,459,875

See accompanying notes to consolidated financial statements

LIVE CURRENT MEDIA INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Expressed In U.S. Dollars
(Unaudited)

	Three months ended		Nine months ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016

General and administrative expenses

General and administrative	$17,813	$15,108	$70,816	$29,539
Management fees	30,000	–	86,773	–
Professional fees	16,971	96,287	63,082	227,905
Loss from Operations for the period	(64,784)	(111,395)	(220,671)	(257,444)

Gain on sale of domain names	–	86,962	–	206,764
Litigation Settlement	–	–	–	(225,000)
Impairment of intangible assets	(37,500)	–	(37,500)	–
Gain on debt retirement	–	–	182,236	–
Interest income	–	–		–
Interest expense	(104)	–	(155)	–
Other Income	120	–	120	7,252
Foreign exchange	533	–	527	–
	(36,951)	86,962	145,228	(10,984)

Net loss for the period	$(101,735)	$(24,433)	$(75,443)	$(268,428)

Basic and diluted net Income (loss) per share	$(0.00)	$(0.00)	$(0.00)	$(0.01)

Number of common shares outstanding–basic and diluted	34,837,625	37,860,500	34,837,625	37,860,500

See accompanying notes to consolidated financial statements

LIVE CURRENT MEDIA INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Expressed In U.S. Dollars
(Unaudited)

	Nine Months Ended	Nine Months Ended
	September 30, 2017	September 30, 2016

OPERATING ACTIVITIES
Net loss for the period	$(75,443)	$(268,428)
Non–cash items included in net loss:
Impairment of intangible assets	37,500	–
Gain from sale of domain names	–	(206,764)
Accrued interest expense	155	–
Change in operating assets and liabilities:
Accounts payable and accrued liabilities	(250,488)	(262,518)
Cash flows used in operating activities	(288,276)	(737,710)

INVESTING ACTIVITIES
Proceeds from sale of domain names	–	236,962
Cash flows from investing activities	–	236,962

Net increase (decrease) in cash and cash equivalents	(288,276)	(500,748)

Cash, beginning of period	1,149,555	1,650,303
Cash, end of period	$861,279	$1,149,555

See accompanying notes to consolidated financial statements

LIVE CURRENT MEDIA INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Expressed In U.S. Dollars
(Unaudited)

					Total
			Additional Paid–	Accumulated	Stockholders'
	Common stock		in Capital	Deficit	Equity
Balance, December 31, 2015	37,860,500	$37,861	$18,254,540	$(16,865,819)	$1,426,582
Settlement Share Return	(3,022,875)	(3,023)	3,023	–	–
Net loss for the year	–	–	–	(419,774)	(419,774)
Balance, December31, 2016	34,837,625	34,838	18,257,563	(17,285,593)	1,006,808
Net loss for the period	–	–	–	(75,443)	(75,443)
Balance, September 30, 2017	34,837,625	$34,838	$18,257,563	$(17,361,036)	$931,365

See accompanying notes to consolidated financial statements

LIVE CURRENT MEDIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2017
Expressed in U.S. Dollars
(unaudited)

1.	NATURE AND CONTINUANCE OF OPERATIONS

Live Current Media Inc. (the “Company” or “Live Current”) was incorporated under the laws of the State of Nevada on October 10, 1995. The Company builds consumer Internet experiences around its portfolio of domain names. DHI’s current business strategy is to develop, or to seek partners to develop, its domain names to include content, commerce and community applications.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As of September 30, 2017, the Company has not achieved profitable operations, has incurred recurring losses in developing its business, and further losses are anticipated. The Company has an accumulated deficit of $17,361,036. The Company’s ability to continue as a going concern is dependent upon its ability to obtain the necessary financing to further develop its business. To date, the Company has funded operations through the issuance of capital stock and debt. Management plans to continue raising additional funds through equity or debt financings and loans from directors. There is no certainty that further funding will be available as needed. These factors raise substantial doubt about the ability of the Company to continue operating as a going concern. The ability of the Company to continue its operations as a going concern is dependent upon its ability to raise sufficient new capital to fund its operating commitments and ongoing losses and ultimately on generating profitable operations. The financial statements do not include any adjustments to be recorded to assets or liabilities that might be necessary should the Company be unable to continue as a going concern.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States (“US GAAP’), and are expressed in United States dollars.

Basis of Presentation

The accompanying unaudited interim consolidated balance sheets, and the related consolidated statements of operations, stockholders’ equity and cash flows reflect all adjustments, consisting of normal recurring adjustments, that are, in the opinion of management, necessary for a fair presentation of the financial position of the Company and its subsidiaries as at September 30, 2017 and the results of operations and cash flows for the interim periods ended September 30, 2017 and 2016. The results of operations presented in these consolidated financial statements are not necessarily indicative of the results of operations that may be expected for future periods.

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in the Company's annual audited consolidated financial statements and accompanying notes have been condensed or omitted. These interim consolidated financial statements and accompanying notes follow the same accounting policies and methods of application used in the annual financial statements and should be read in conjunction with the Company's audited consolidated financial statements and notes thereto for the year ended December 31, 2016. There have been no material changes to the significant accounting policies and estimates during the nine months ended September 30, 2017 as compared to the significant accounting policies and estimates described in the consolidated financial statements for the fiscal year ended December 31, 2016.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable) and to provide related footnote disclosures. The ASU provides guidance to an organization’s management, with principles and definitions that are intended to reduce diversity in the timing and content of disclosures that are commonly provided by organizations today in the financial statement footnotes. The ASU is effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016, which for the Company is April 1, 2017. The adoption of this standard did not have a material impact on the Company’s financial position or results of operations.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This ASU is effective for annual periods beginning after December 15, 2018 and interim periods within fiscal years beginning after December 15, 2019. ASU No 2016-15 addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The adoption of this standard will not have a material impact on the Company’s financial position or results of operations.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the SEC did not, or are not believed by management to, have a material impact on the Company's present or future financial position, results of operations or cash flows.

3.	DUE TO SHAREHOLDERS OF AUCTOMATIC

The Company acquired Entity, Inc., commonly referred to as “Auctomatic”, on May 22, 2008, through an agreement and plan of merger dated March 25, 2008. The consideration for the acquisition was $2 million cash (minus assumed liabilities of $152,305) and 1,000,007 shares of the Company’s common stock at a deemed price of $3 per share, all payable pro rata to the eighteen Auctomatic shareholders in stages:

•	$1,046,695 on closing (paid)
•	340,001 shares on closing (issued)
•	$800,000 on May 22, 2009
•	246,402 shares, issued at closing but distributable one-third at a time on each of May 22, 2009, 2010 and 2011 (issued)
•	413,604 shares issuable pro rata to the three Auctomatic founders one-third at a time on each of May 22, 2009, 2010 and 2011 subject to their being employed on the payment date

There were 91,912 shares issued pro rata to the two founders who were employed on May 22, 2009. One of the Auctomatic founders resigned during the first quarter of 2009 and forfeited his right to 137,868 founders’ shares. The remaining two founders terminated their employment by agreement in August 2009 and forfeited their rights to the total of 183,824 shares of the Company’s common stock that were due to be issued to them in each of May 2010 and 2011.

3.	DUE TO SHAREHOLDERS OF AUCTOMATIC (continued)

The payment terms for the cash consideration payable on May 22, 2009, were renegotiated in 2009 and again in 2010 resulting in promissory notes being issued to twelve of the eighteen Auctomatic shareholders: five of the notes (Convertible Notes to Shareholders of Auctomatic) were convertible to shares of the Company’s common stock and bore interest at the rate of 10% per annum; seven of the notes (Non-Convertible Notes to Shareholders of Auctomatic) were not convertible and bore interest at the rate of 8% per annum. The six Auctomatic shareholders who opted not to participate in the Non-Convertible and Convertible share offer continued to hold debt in the Company payable on May 22, 2009 with no interest accruing (see Due to Shareholders of Auctomatic below).

During the first quarter of 2013 the Company and most of the Auctomatic note and debt holders agreed to settle the outstanding debt. The Company paid $172,844 to settle debt of $508,006, which included principal and interest, resulting in a gain on the settlement of debt in the amount of $335,162.

The breakdown of the amounts due to the Shareholders of Auctomatic at September 30, 2017 follows below:

Due to shareholders’ of Auctomatic, December 31, 2016 and 2015	$13,193
Non-convertible notes payable to shareholders of Auctomatic:
Balance, December 31, 2015	3,629
Accrued interest	207
Balance, December 31, 2016	3,836
Accrued interest	155
Balance, September 30, 2017	3,991
$17,184

4.	GAIN ON RETIREMENT OF DEBT

On May 4, 2017, in conjunction with the termination of the Company’s receivership, the Company realized a gain on debt retirement of $182,236 related to the discharge of creditor obligations.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Live Current Media Inc.

Date:	February 6, 2018	By:	/s/ David M. Jeffs
DAVID M. JEFFS
Chief Executive Officer, President, Chief Financial Officer
and Secretary
(Principal Executive Officer and Principal Financial Officer)